Contract nr. PT50890

Exhibit 6.10

COOPERATIVE RESEARCH AGREEMENT

BETWEEN

HYPERSCIENCES, INC

AND

SHELL INTERNATIONAL EXPLORATION AND PRODUCTION INC.

Contract Number PT50890

Contract nr. PT50890

PART 1 – COOPERATION AGREEMENT

THIS AGREEMENT IS MADE as of the 24th day of October, 2014, (the “Effective Date”) by:

HyperSciences, Inc, a company incorporated under the laws of Delaware with rights to do business in Washington State and Idaho and having its registered office at 1702 S. Rockwood Blvd, Spokane, WA 99203, United States of America hereinafter called “Contractor”.

and

SHELL International Exploration and Production, Inc., a company having an office at 3333 Highway 6 South, Houston, TX 77082, United States of America hereinafter called “Company”.

WHEREAS:

A.

Contractor has developed a hypervelocity drilling technology which can, among others, be applied in the area of terrestrial subterranean oil, gas and geothermal natural resources . This technology  may lead up to 10x improvement in drilling energy efficiency thru direct repetitive impact transfer to the rock face.  (the “Technology”);

B.

Contractor seeks funding to further research, develop and demonstrate the Technology in the area of terrestrial subterranean oil, gas and geothermal natural resources;

C.

Company is willing to provide such funding on the terms and conditions set forth in this Agreement;

D.

Company wishes to obtain certain Intellectual Property Rights in return of its funding, in the in the area of terrestrial subterranean oil, gas and geothermal natural resources;

E.

Company wishes to obtain the possibility to further invest in the future of the development work; and

F.

Contractor is willing to carry out such development work.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.

DEFINITIONS & INTERPRETATION

(a)

In this Agreement unless otherwise defined, all capitalised words and expressions will have the same meanings as are assigned to them in PART 2 - GENERAL TERMS and PART 3 COOPERATION.

(b)

The Agreement is comprised of the following Parts:

PART 1 – COOPERATION AGREEMENT

PART 2 –GENERAL TERMS

Section 2A – General Terms and Conditions

Section 2B – Intellectual Property

 PART 1, page 1

Contract nr. PT50890

PART 3 - COOPERATION

Section 3A – The Work, Results and Delivery Schedule

Section 3B – Payment Schedule and Invoicing Instructions

Section 3C – Shell Further Rights for Participation

2.

PRECEDENCE

The Agreement will be read as and form one document and, in the event of conflict or inconsistency between Parts, notwithstanding anything herein to the contrary, the provisions of PART 2 – Section 2B - Intellectual Property shall have precedence over all other provisions of this Agreement and all other sections will be given precedence in the order as listed in Clause 1.b above.

3.

COMMENCEMENT AND DURATION

Except as otherwise provided herein, this Agreement shall come into effect upon the date first written above, and shall continue in force until the date of completion or termination of the Work, which may be extended by mutual consent of the Parties through a written amendment.

4.

NOTICES

All notices and communications must be in writing and delivered by international courier, registered or certified mail, or fax with receipt acknowledged.

Contractor Focal Point:	Company Focal Point:
Mark C. Russell	Hans Haringa
Lead Engineer, CEO	PTI/IP – GameChanger

1702 S Rockwood Blvd	Shell Global Solutions International B.V.
Spokane	Kessler Park 1
WA 99203	2288 GS Rijswijk
USA	The Netherlands
T: + 1 509 994 8577
E: mrussell@energeticx.net
T: +31 70 447 4204
E: hans.h.haringa@shell.com

A party may change it focal point on notice to the other party.

5.

COUNTERPART EXECUTION

This Agreement may be signed in any number of counterparts all of which together will constitute a single instrument.

IN WITNESS WHEREOF the Parties have caused this Agreement to be signed by their duly authorized representatives at the places and on the dates specified below.

 PART 1, page 2

Contract nr. PT50890

SHELL International Exploration and Production, Inc.	HyperSciences, Inc
Signature: /s/ Marian Marino	Signature: /s/ Mark C. Russell
Name: Marian Marino	Name: Mark C. Russell
Title : Manager Gamechanger	Title : CEO
Date: Oct. 28, 2014	Date: October 24th, 2014
Place: Houston, TX 77082	Place: Spokane, WA 99203

 PART 1, page 3

Contract nr. PT50890

PART 2 – GENERAL TERMS

COOPERATION AGREEMENT

BETWEEN

HyperSciences, Inc

AND

SHELL INTERNATIONAL EXPLORATION AND PRODUCTION, INC.

Section 2A – General Terms And Conditions

Section 2B - Intellectual Property

 PART 2, page 1

Contract nr. PT50890

Contents

1.

DEFINITIONS

3

2.

INTERPRETATION

7

3.

THE WORK

8

4.      FURTHER RIGHTS OF PARTICIPATION / COMMERCIALISATION

9

5.

PROJECT RESULTS

9

6.

FORCE MAJEURE

9

7.

REMUNERATION AND PAYMENT

9

8.

RIGHTS IN RESULTS – INTELLECTUAL PROPERTY

10

9.

CONFIDENTIALITY OBLIGATIONS

10

10

WARRANTIES

11

11.

LIABILITY, INDEMNIFICATION AND INSURANCE

11

12.

 TAXATION

18

13.

 COMPLIANCE WITH BUSINESS PRINCIPLES; LAWS; EXPORT REGULATION

19

14.

 HSSE

21

15.

AUDIT RIGHTS, INTERNAL CONTROLS AND RECORDS KEEPING

22

16.

ASSIGNMENT AND SUB-CONTRACTING

23

17.

AMENDMENTS AND VARIATIONS

23

18.

TERMINATION

23

19.

GOVERNING LAW AND DISPUTE RESOLUTION

25

20.

ENTIRE AGREEMENT

26

21.

SEVERABILITY

27

22.

NON–EXCLUSIVE RELATIONSHIP

27

23.

WORK PERFORMED ON PARTIES’ PREMISES

27

SECTION 2B – INTELLECTUAL PROPERTY

30

 PART 2, page 2

Contract nr. PT50890

Section 2A – General Terms And Conditions

[Redacted]

 PART 2, page 3

Contract nr. PT50890

Section 2B – Intellectual Property

1.

Supply of information and Results

1.1

Results shall be provided by Contractor in the form of a written report and a presentation to Company by Contractor.  At the request of Company Contractor shall provide Company with written reports on the progress made with regard to the Work and the Results in so far as deliverable at the time of the request.

1.2

Acceptance of completion of the Work and sufficiency of the Results shall be at Company’s sole discretion. Company shall respond to a written report by Contractor within 30 days to confirm the acceptance or rejection of completion of the Work, otherwise it shall be deemed that Company rejected the Results.

2.

Ownership

2.1

Ownership of and ability to use all rights, including Intellectual Property Rights, in relation to Contractor Information and Company Information shall remain unaffected by this Agreement.

2.2

Parties agree that all rights, titles and interests in the Results, including the Intellectual Property Rights therein shall vest exclusively in Contractor.

3.

Grant of Rights/Exclusivity

3.1

In return for Company’s investment under this Agreement Company will receive and Contractor hereby grants to Company or shall cause to be granted to Company and its Affiliates an exclusive, royalty-free, , non-transferable, world wide, right to use the Results and any and all Intellectual Property Rights related thereto Nothing contained in this Clause 3.1 shall grant Company or its Affilaites any rights to commercialize, directly or indirectly, the Results or any Intellectual Property Rights related thereto.

3.2

If Company at its sole discretion decides not to further fund the use of the technology, beyond the scope of this Agreement, in accordance with Clause 4.1, the exclusive license granted under Clause 3.1 above will automatically convert into a non-exclusive, royalty-free, perpetual, non-transferable, world wide, irrevocable right and license to Company and its Affiliates to internally use the Results and any and all Intellectual Property Rights related therein solely for internal research and evaluation purposes in the field of terrestrial subterranean oil, gas and geothermal natural resources as from the date of expiry of the 2 months period from acceptance of completion of the Work by Company.  Nothing contained in this Clause 3.2 shall grant Company or its Affliates any rights to commercialise or otherwise use the Results in conjunction with any third party for commercial purposes. Futhermore, for the avoidance of doubt, Contractor and/or Contractor’s Affiliates shall be free to use the Results and any and all Intellectual Property Rights therein for continued development of the technology and for any other purposes.

 PART 2, page 4

Contract nr. PT50890

3.3

Contractor agrees to grant to Company a licence under any Intellectual Property Rights of third parties, strictly to the extent required for the use of the Results, licensed to Contractor with the right to grant sub-licences to third parties, subject to any terms and conditions imposed by such third parties on Contractor.

3.3

Contractor agrees that it shall not use the Intellectual Property Rights of third parties without the written permission of Company to carry out the Work where it is not free to provide a sub-licence to Company of such Intellectual Property Rights.

3.4

Contractor shall save, indemnify, defend and hold harmless Company, its Affiliates, and their respective officers directors and employees from all claims, losses, damages, costs (including legal costs), expenses, and liabilities of every kind and nature for, or arising out of, any alleged infringement of any patent or proprietary or protected right, arising out of or in connection with the performance of the obligations of the Contractor under the Agreement. Company shall promptly notify Contractor in writing of any such allegations or suit and Contractor shall undertake and control Company’s defense, provided that Company shall have the right to be represented by its own counse, at Company’s expense, in any such proceedings.  Contractor will not settle or compromise any such claim, action or proceeding without the consent of Company if the settlement or compromise obligates any of Company to make any payment, part with any property, assume any obligation, grant any licence or other rights or be subject to any injunction by reason of such settlement or compromise.

4.

Right of first refusal for further funding

4.1

The Work shall consist of a first phase study as set out in PART 3 –Section 3A – the Work, Results and Delivery Schedule. Acceptance of completion of the Work, sufficiency of the Results and a decision on further funding in accordance with the Results and the scope (including budget, schedule, and funding requirements) contained therein shall be at the sole discretion of Company. Company shall not unreasonable withhold acceptance of the completion of the Work.

Within 2 months from acceptance of completion of the Work Company shall inform Contractor whether it is willing to fund an extention of the Work with a mutually agreeable scope of work. In the event Company fails to inform Contractor of its decision to finance an extention of the Work, it shall be deemed not to, upon which Contractor shall be free to engage third parties for further development.

5.

Right of first refusal  /offer to buy Intellectual Property

5.1

If Company decides to fund an extention of the Work, beyond the scope of this Agreement,and Contractor wishes to sell or wishes to accept an offer to sell any of its Intellectual Property Rights in the Results, within twelve (12) months following Company’s decision to fund an extension of the Work beyond the scope of this Agreement, Contractor must give notice (herein “the Notice”) in writing to Company giving details of the proposed transfer including:

•

description of the Intellectual Property Rights;

•

the name of the proposed buyer;

 PART 2, page 5

Contract nr. PT50890

•

the amount in cash, or a breakdown in cash per Intellectual Property Right, at which Contractor is willing to sell each of the Intellectual Property Rights (or the cash equivalent of an offer in kind);

•

the material terms and conditions under which the proposed buyer is willing to buy the Intellectual Property Rights, including warranties, liabilities, indemnifications and all material aspects of the proposed transaction;

•

whether the offer is conditional on all, or a specific number of, the assets being sold (Minimum Transfer Condition).

5.2

Company shall inform Contractor whether it is willing to buy such Intellectual Property Rights on terms no less favourable and at the amount of cash, or cash equivalent for an offer in kind, stipulated in the Notice within (forty five) 45 days from receipt of the Notice (herein “the Notice Expiry Date”).

5.3

a: If Company fails to confirm that it is willing to buy the Intellectual Property Rights pursuant to clause 5.2 above , Contractor can proceed with the sale of the the Intellectual Property Rights to the proposed buyer under the terms and conditions set out in the Notice, subject to the obligation of Contractor to include in the transaction documents acknowledgement of the licence rights granted to Company under Clause 2 above, as far as relevant, and the obligation to the proposed buyer to continue such licence under the same terms and conditions as set out under this Agreement, as far as relevant.

b:  If Contractor fails to complete the sale to the proposed buyer within  180 (one hundred eighty) days from the Notice Expiry Date, Company’s right of first refusal shall be revived.  Contractor shall notify Company of its failure to complete the transaction, and issue a renewed Notice to Company.

c: Under no circumstance shall Contractor be allowed to close the transaction with the proposed buyer on terms that are less onerous to Contractor than presented to Company in the Notice.

5.4

If Company exercises its right of first refusal, Parties shall work in good faith to complete the transaction within 90 (ninety) days from the notification that Company wishes to exercise its right of first refusal, and execute such documents as may be required to complete the transaction.

 PART 2, page 6

Contract nr. PT50890

PART 3 - COOPERATION

Section 3A – The Work, Results and Delivery Schedule

Section 3B – Payment Schedule and Invoicing Instructions

Section 3C – Shell Further Rights for Participation

PART 3, Page 1

Contract nr. PT50890

Section 3A – The Work, Results and Delivery Schedule

Contractor is independent with respect to all Work, and while Company has the right to make suggestions to the Contractor as to the results to be obtained, Contractor has the complete control, supervision and direction of the method and manner of obtaining such results, and is responsible therefore.

Work, Results and Delivery Schedule

1

DEFINITIONS:

“Deliverables” means any tangible items to be achieved as the Results of the Work performed against the work scope as described in PART 3A to this Agreement and possible future agreed update(s) to the agreed work scope.

“Results” means the results, conclusions, findings, inventions, solutions, specifications, recommendations, software, user manuals, documentation, reports, designs, drawings, data or other information, documents, or materials, which arise or are made or created in the performance of the Project, including the Deliverables.

“Project” aims to demonstrate proof of concept of an efficient and economic drilling technology through repetitive hypervelocity impacts at the rock face.

2

Work

2.1

The Work, as to be performed by Contractor and its subcontractors, has to deliver the following Project Results described in the Scope of Work of the Project.

2.2

Scope of Work and Timeline

•

Perform an engineering desktop study that bridges the gap between the designs presented during the Shell GameChanger extended panel meeting of 21 May 2014, and a field demonstration of the envisioned technology.

•

This desktop study manifest itself as a written report that contains sufficient engineering and operating details (including identification of Contractor held IP components) how such a system could operate for real.

•

As a minimum the written report should contain details about: articulation of the value and application sweet spot in a to be identified and defined field of use; proof of concept definition; HSE aspects; additional (including commercial) development needs including their envisioned time-lines.

•

Value articulation is expressed by means of economic modelling using non-confidential datasets.

•

The report is of sufficient quality and specificity, including enunciation of future investment needed by Shell GameChanger, to allow for decision-making during a Shell GameChanger tollgate about next, if any, subsequent phases of the Project.

•

The engineering desktop study is having an expected Project duration of maximum 6 months elapse time.

At completion of the Work as defined in the Scope of Work, Company at its sole discretion and independent of the Results, can elect to fund an extension of the Work with a mutually agreeable scope of work. This decision will be taken during a GameChanger tollgate meeting that will be held within 30 days of accepting completion of the Work.

There is no penalty or delay in Company review if the contractor delivers the Work early (anytime prior to 6 month estimated duration).

2.3

Acceptance of completion of the Work and sufficiency of the Results shall be at Company’s sole discretion.  Company shall not unreasonably withhold acceptance of completion of the Work and sufficiency of the Results.

2.4.

Parties will jointly make decisions regarding on how, within the defined work scope, the method and manner in which the work is to be performed and the results are obtained.

3.

LOCATIONS/SOURCES OF SUPPLY (IF DEFINED)

The Work shall be carried out at the premises of Contractor, unless otherwise agreed between the Parties.

PART 3, Page 2

Contract nr. PT50890

4

INSPECTIONS AND TESTING REQUIREMENTS

One or more representatives of Company shall be entitled to visit and be present at any tests forming part of the Work at any time during the Work with reasonable notice.

5

LICENSE AND PERMIT REQUIREMENTS

N/A

SITE AND ADDITIONAL HSSE REQUIREMENTS

N/A

6

DOCUMENT AND INFORMATION REQUIREMENTS (TO ACCOMPANY SCOPE)

N/A

7

Not Applicable

N/A

8

KEY PERSONNEL FOR WORK

N/A

9

SUPPLY OF INFORMATION

Company shall arrange for the disclosure to Contractor of such Company Information, as Company deems necessary, at its sole discretion, to ensure satisfactory progress is made on the Work.

Contractor shall arrange for the disclosure of Information to Company to ensure satisfactory progress is made on the Work.

10

Not Applicable

N/A

11

Reporting

11.1

Delegates

Contractor Focal Point	Company Focal Point:
Mark C. Russell	Hans Haringa
CEO	PTI/IP – GameChanger
HyperSciences, Inc	Shell Global Solutions International B.V.
1702 S Rockwood Blvd, Spokane	Kessler Park 1
WA 99203	2288 GS Rijswijk
USA	The Netherlands
T: + 1 509 994 8577	T: +31 70 447 4204
E: mrussell@energeticx.net	E: hans.h.haringa@shell.com

11.2   Contractor Focal Point undertakes to the keep the Company Focal Point fully informed in relation to such the Work, and, unless the Parties agree otherwise, at least once every two (2) weeks, provide the Company Focal Point with a written summary setting out the Results and summarizing the progress of the Work for the Project in accordance with the Scope and schedule set out in the relevant Purchase Order.

11.3

Unless waived by Company, upon completion or termination of a Project, the Contractor Focal Point for that Project shall submit a final written report to the Company Focal summarizing the activities under the Project and detailing the Results and any Deliverable for the Project.

PART 3, Page 3

Contract nr. PT50890

11.4

The Delegates shall convene, in person or by telephone, with at least one representative of each party once every two (2) weeks to discuss the progress of the Work.

Parties can determine different interval mechanism for regular meetings.

PART 3, Page 4

Contract nr. PT50890

Section 3B – Payment Schedule and Invoicing Instructions

REMUNERATION AND PAYMENT

Project cost

Total Project
Materials Cost	23,250
Direct Labor	113,197
Other Direct Costs	54,117
Overhead	9,376

Total	199,940

1

MILESTONE PAYMENTS

In full and final settlement for the performance of the Work, production and issue of the Results and for fulfilling and/or complying with all other terms and conditions of this Agreement Company shall pay to Contractor the total amount of one two hundred thousand United States dollars (USD 200,000.00) for the respective milestone delivery.

The total amount should be paid in 2 installments in accordance with the schedule quoted in PART 3 – Section 3A.

a) $100,000.00 USD (one hundred thousand US dollars)

payable upon execution of this Agreement; Upon completion of the relevant preparation activities and the readiness to commence the Work, for example, acquirement of all relevant consumables, equipment and third party services in order to be able to commence the Work.

b) $100,000.00 USD payable upon completion, receipt and acceptance by Shell of the deliverables and submission of the final report, to Shell and the respective accepted receipt by Shell.

To the extent authorized, Company shall reimburse all additional required out-of-pocket travel and lodging expenses as part of the Work for Contractor at actual cost (including, but not limited to, hotel, airfares and car rentals collectively “Travel Expenses”) provided that such Travel Expenses are documented with receipts and are attached to the invoice. Travel shall be at normal coach/economy class fares; overnight lodging shall be at rates comparable to standard economy room rates. Contractor shall arrange alternatives to hotel expenses (e.g. apartment rentals, corporate housing, etc.) and local transportation (e.g. sharing of rental cars, etc.) to minimize lodging expenses where cost effective.

Travel expenses shall be invoiced together with each installment.

Travel expenses estimated at Contractor $15,975 USD in total are included in the Total Project costs. Any indication that the estimated expenses are insufficient requires the immediate consultation of the Company Focal Point and Deputy Chairman.

PART 3, Page 5

Contract nr. PT50890

Section 3C – Shell Further Rights for Participation

Contingent upon Company providing funding for an extension of the Work, with a mutually agreeable scope of work as explained in Section 3A,  this Section 3C shall then apply and be governed by the following general principles:

1.

Future Pricing

For any product and/or service supplied by or on behalf of Contractor, or any of its affiliates, incorporating the System (“Products”):

A.

First Right to Order: during the period of two (2) years from the commercial availability of Products, Company shall have the first right to order such Products ahead of any Third Party under commercially reasonable terms and timing of orders.

B.

Pricing: Most Favored Customer. Contractor shall make all efforts to ensure that the net effective prices payable by Company and/or Affiliate of Shell for Products shall be no greater and on terms no less favourable in the aggregate to such Shell and/or Affiliate of Shell than those which Contractor or Affiliate of Contractor charge to any other customer for equivalent products covered by this clause 1, for purposes of this section(Future Pricing), such pricing is defined as the “MFC Pricing Provision”.

C.

Continuity of Supply: in the event Contractor or its affiliate is unwilling or unable to supply, upon commercially reasonable terms and and timing of orders Products requested by Company or any Affiliate of Shell, Company and/or its Affiliates shall be granted a licence under the Intellectual Property Rights of Contractor or its Affiliates to the extent necessary to enable Company or its Affiliates to make and supply, or engage a Third Party to make and supply Products until such time as Contractor is able to fulfill Products requests by Company or its Affiliates

Royalty Fee: In addition, Contractor will pay an annual licensing fee to Company, on commercially reasonable terms and conditions to be separately negotiated, based on revenue received by Contractor (including any sublicense fees) from selling commercial Products by Contractor or its licensees.  The licensing fee to be paid by Contractor will be capped at three times Company’s payments to Contractor under this Agreement

--- END OF THE DOCUMENT ---

PART 3, Page 6

AMENDING AGREEMENT

THIS AMENDING AGREEMENT made this 18th day of June, 2015,

BETWEEN:

SHELL INTERNATIONAL EXPLORATION AND PRODUCTION INC.

- and -

HYPERSCIENCES, INC

WHEREAS the parties entered into a COOPERATIVE RESEARCH AGREEMENT made as of October 24, 2014, identified by agreement number PT50890, as amended and assigned (the “Agreement”);

AND WHEREAS the parties wish to amend the Agreement as set forth herein;

NOW THEREFORE,in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

[Redacted]

Amending Agreement 01 Contract PT50890

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date first written above.

SHELL International Exploration and Production, Inc.	HyperSciences, Inc
Signature: /s/ Wendy Miller	Signature: /s/ Mark C. Russell
Name: Wendy Miller	Name: Mark C. Russell
Title : Principal Commercial Administrator	Title : CEO
Date: 18 June 2015 | 19:09 GMT	Date: 18 June 2015 | 15 :31 GMT
Place:	Place: Spokane, WA

Amending Agreement 01 Contract PT50890

APPENDIX I

Scope of work phase-2

Demonstrate and document the commercial and technical viability of the HyperDrill™ way of ‘making hole’ (the Technology) following an experimental design and accelerated experimentation approach over an elapsed period of 6 to 9 months.

Demonstration means execution of a set of carefully designed physical experiments, demonstrating the HyperDrill™ way of ‘making hole’ (the Technology). These experiments are based on, and underpinned by numerical modeling & models and performed under conditions representative and applicable (pressures & rock types) in sedimentary rock based hydrocarbon extraction.

Rock types (for at least two ‘making hole’ needs to-be demonstrated) should be representative for the extremes of the in phase-1 envisioned operating envelope.

Rock types need to-be characterized by parameters used in the hydrocarbon extraction drilling industry (e.g. density, porosity, compressional and shear wave velocities, unconfined compressive strength, Mohr friction angle, mineralogy and grain sizes).

Results are expressed in terms that enable 1-2-1 comparisons with bench marked way of ‘making hole’ under similar conditions. As a minimum the following data needs to-be collected: ROP (instantaneous and average), wellbore quality (diameter min/max/average, tortuosity, spiraling, round- smoothness), resulting well bore properties including well bore damage & stability, and ejecta characteristics (mass & particle size distribution per material).

Technical viability explicitly includes demonstrating the feasiblility of the dynamic end cap component (placement and pressure differential containment) but not necessary in an integrated way whilst ‘making hole’.

Technical viability explicitly excludes hydraulic hole cleaning aspects.

Demonstrating commercial viability means a draft business plan that addresses the following:

•

The Company and the opportunity

•

Market segmentation & competition

•

Market entry focus and strategy

•

Critical assumptions

•

Strategic & operational plan

•

Critical risks and success factors and milestones for next 12 months

•

Financial model (including cash flow forecast) for different scenarios (with underpinning articulated assumptions)

•

IP plan

•

Management Team and organization including ‘gaps’

•

Governance structure

Amending Agreement 01 Contract PT50890

•

APPENDIX II

Section 3B – Payment Schedule and Invoicing Instructions

REMUNERATION AND PAYMENT

Project cost for Scope of Work phase-2; total USD 557,500.00

1

MILESTONE PAYMENTS

In full and final settlement for the performance of the Work, production and issue of the Results and for fulfilling and/or complying with all other terms and conditions of the Agreement, as amended by this Amending Agreement,  Company shall pay to Contractor the total amount of five hundred fifty seven thousand five hundred United States dollars (USD 557,500.00)for the respective milestone delivery.

Subject to the conditions of the associated Purchase Order, the total amount shall be paid in several installments in accordance with the following schedule.

a) $278,750.00 USD (two hundred seventy eight thousand seven hundred and fifty US dollars) billable upon execution of this Amending Agreement;

b) $139,375.00 USD (one hundred thirty nine thousand three hundred seventy five US dollars) billable upon start of the experiments of ‘making hole’ under conditions representative and applicable (pressures & rock types) in sedimentary rock based hydrocarbon extraction.; and

c) $139,375.00 USD (one hundred thirty nine thousand three hundred seventy five US dollars) payable upon completion, receipt and acceptance by Shell of the deliverables and submission of the final report, to Shell and the respective accepted receipt by Shell.

To the extent authorized, Company shall reimburse all additional required out-of-pocket travel and lodging expenses as part of the Work for Contractor at actual cost (including, but not limited to, hotel, airfares and car rentals collectively “Travel Expenses”) provided that such Travel Expenses are documented with receipts and are attached to the invoice. Travel shall be at normal coach/economy class fares; overnight lodging shall be at rates comparable to standard economy room rates. Contractor shall arrange alternatives to hotel expenses (e.g. apartment rentals, corporate housing, etc.) and local transportation (e.g. sharing of rental cars, etc.) to minimize lodging expenses where cost effective.

Travel expenses shall be invoiced together with each installment.

Travel expenses estimated are included in the Total Project costs. Any indication that additional expenses are expected the immediate consultation of the Company Focal Point and Deputy Chairman is required.

Contractor shall submit to Company invoices in accordance with the Agreement. Company shall pay Contractor within thirty (30) days (unless otherwise stated by Company) of receipt by Company of a correctly prepared and properly supported invoice to the address specified in the Agreement. If Company, in good faith, disputes the amount of any invoice or any part thereof, Company will notify Contractor as to the amount Company concedes to be correct and Contractor will issue two (2) invoices to Company: an invoice containing the dispute amount and an invoice containing the undisputed amount. Company reserves the right to withhold payment of such disputed amount pending resolution.  The parties shall endeavour to settle at the earliest possible date any invoicing matters in dispute.

    Amending Agreement 02 – PT50890

AMENDING AGREEMENT # 02

THIS AMENDING AGREEMENT IS DATED June 27, 2016

BETWEEN:

SHELL International Exploration and Production, Inc. (“Company”),

and

HyperSciences, Inc. (“Contractor”)

RECITALS

The parties entered into a COOPERATIVE RESEARCH AGREEMENT dated October 24, 2014, identified by agreement number PT50890.

 The agreement referenced above with any prior amendments is the CONTRACT, which is amended as provided below

THE PARTIES AGREE AS FOLLOWS

1. INTERPRETATION

1.1 Definitions

Capitalised terms used and not otherwise defined in this AMENDING AGREEMENT have the meanings given to them in the CONTRACT.

1.2 Interpretation

This AMENDING AGREEMENT forms part of the CONTRACT and is governed and interpreted by the terms of the CONTRACT.

2. AMENDMENTS AND CONFIRMATION

2.1 Amendments

(a) The CONTRACT is amended effective June 30, 2016, according to the provisions in this sub‐article.

(b) Company Focal Point in Article 4. NOTICES of PART 1 – COOPERATION AGREEMENT is deleted in its entirety and replaced with the following:

Hani Elshahawi, GameChanger at Shell International Exploration and Production Inc.

Westhollow Technology Center, 77082‐3101, Houston, Texas, USA

T: +12815446721 E: hani.elshahawi@shell.com

(c) PART 3 – Section 3A – The Work, Results and Delivery Schedule is extended with an additional Scope of Work as described and attached hereto as Appendix I.

    Amending Agreement 02 – PT50890

(d) PART 3 – Section 3B – Payment Schedule and Invoicing Instructions is deleted in its entirety and replaced with a revised Section 3B attached hereto as Appendix II.

2.2 Confirmation

The CONTRACT remains in full effect, subject to the amendments set out in this AMENDING AGREEMENT. In the case of any conflict between the terms of this AMENDING AGREEMENT and the terms of the CONTRACT, the terms of this AMENDING AGREEMENT prevail.

Signatories

For and on behalf of SHELL International

For and on behalf of HyperSciences, Inc.

Exploration and Production, Inc.

 /s/ Tom Tulig_______________________

/s/ Mark Russell_______________________

Name:

Tom Tulig

Name:  Mark Russell

Position: GM - Process Development

Position: CEO

    Amending Agreement 02 – PT50890

APPENDIX I

Scope of work phase‐2.1

Deliverables

1)

Update Hyperdrill Phase 1 Study for a deep down‐hole tool concept

• Conceptual Design and Basic System Integration

[Redacted]

• Updated economics

2)

DWOP (drilling the well on paper) for a Generic Well or Well Section of an oil/gas Well

3)

DWOP (drilling the well on paper) for an Engineered Geothermal Well

Stage Gates

1) After 4 months at end of the update deliverable

2) After 6 months at the end of the DWOP deliverables

Cost breakdown

These are primarily labour costs‐no major materials costs – only half of the cost is passed through to Shell as two full time staff engineer and two part time senior drilling tool specialists will be required.

• Two full time HyperSciences staff engineers X (40 hr/wk X 24 weeks) X $125/hour)= $240K

• Two X 50%  Senior drilling tool specialist consultancy fees = 2 X $5000/month X 4 months = $40K

    Amending Agreement 02 – PT50890

 4 APPENDIX II

Section 3B – Payment Schedule and Invoicing Instructions

REMUNERATION AND PAYMENT

Project cost for Scope of Work phase‐2.1; total USD 280,000

 1 MILESTONE PAYMENTS

In full and final settlement for the performance of the Work, production and issue of the Results and for fulfilling and/or complying with all other terms and conditions of the Agreement, as amended by this Amending Agreement, Company shall pay to Contractor the total amount of Two hundred and eighty thousand United States dollars (USD 280,000) for the respective milestone delivery.

Subject to the conditions of the associated Purchase Order, the total amount shall be paid in several installments in accordance with the following schedule.

a) eighty thousand USD (80,000 US dollars) [redacted] to commence the Work.

 b) one hundred thousand USD (100,000 US dollars) payable upon completion, receipt and acceptance by Shell of the first milestone;

c) one hundred thousand USD (100,000 US dollars) payable upon completion, receipt and acceptance by Shell of the deliverables and submission of the final report.

To the extent authorized, Company shall reimburse all additional required out‐of‐pocket travel and lodging expenses as part of the Work for Contractor at actual cost (including, but not limited to, hotel, airfares and car rentals collectively “Travel Expenses”) provided that such Travel Expenses have been requested by Company and are documented with receipts and are attached to the invoice. Travel shall be at normal coach/economy class fares; overnight lodging shall be at rates comparable to standard economy room rates. Contractor shall arrange alternatives to hotel expenses (e.g. apartment rentals, corporate housing, etc.) and local transportation (e.g. sharing of rental cars, etc.) to minimize lodging expenses where cost effective.

Travel expenses shall be invoiced together with each instalment.    [Redacted] Company shall pay Contractor within thirty (30) days (unless otherwise stated by Company) of receipt by Company of a correctly prepared and properly supported invoice to the address specified in the Agreement.

[Redacted]